Exhibit 3.1

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

EFCAR, LLC

This Certificate of Formation of EFCAR, LLC (the “Company”), dated as of November 16, 2011, is being duly executed and filed by the undersigned, as an authorized person, for the purposes of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST:	The name of the limited liability company is EFCAR, LLC.

SECOND:	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801.

THIRD:	The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Mark Floyd
	Name:	Mark Floyd
	Title:	Authorized Person—CEO